Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of this 1st day of July 2010 by and between PROVECTUS PHARMACEUTICALS, INC., a Nevada Corporation with its principal place of business in Knoxville, Tennessee (the “Company”), and Eric A. Wachter, Ph.D. (the “Executive”).

WITNESSETH:

WHEREAS, the Company recognizes the value of the Executive’s background and experience and desires to employ the Executive as Executive Vice President of the Company; and

WHEREAS, the Executive wishes to be employed by the Company in such capacity; and

WHEREAS, the Company and the Executive mutually desire that their employment relationship be set forth under the terms of a written employment agreement;

NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on the terms and conditions set forth herein.

2.
Term of Employment.  The employment of the Executive by the Company as provided under Section 1 shall commence on July 1, 2010, and end on June 30, 2011 unless further extended or sooner terminated as hereinafter provided.  On July 1, 2011 and on July 1st of each year thereafter, the term of the Executive’s employment hereunder shall be extended automatically one (1) additional year, unless prior to the date of such automatic extension the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive’s employment hereunder shall not be extended.

3.
Position and Duties.  The Executive shall serve as Executive Vice President of the Company with responsibilities and authority as may from time to time be assigned by the Chief Executive Officer and/or the Board of Directors of the Company.  Executive agrees to perform faithfully and industriously the duties which the Company may assign to him.

4.	Place of Performance. In connection with the Executive’s employment hereunder, the Executive shall be based at the Company’s principal offices located in Knoxville, Tennessee.

5.
Compensation and Benefits.  In consideration of the Executive’s performance of his duties hereunder, the Company shall provide the Executive with the following compensation and benefits during the term of his employment hereunder.

(a)
Base Salary.  The Company shall pay to the Executive an aggregate base salary at a rate of Five Hundred Thousand Dollars ($500,000) per annum, payable in accordance with the Company’s normal payroll practices.  Such base salary may be increased from time to time by the Board of Directors in accordance with the normal business practices of the Company.

Compensation of the Executive by the base salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit program of the Company.  Such base salary payments (including increases thereto) shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any limit or reduce the obligation of the Company with respect to such base salary.

(b)
Incentive Compensation.  The Executive shall have the right to participate in any incentive compensation plan or bonus plan adopted by the Company without diminution of any compensation or benefit provided for in this Agreement.

(c)
Expenses.  The Company, as applicable, shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in his performance of services hereunder, including all such expenses of travel and living expense while away from home on business of the Company, provided that such expenses are incurred, accounted for and documented in accordance with the Company’s regular policies and in compliance with IRS Guidelines.

(d)
Employee Benefits.  The Executive shall be entitled to continue to participate in all Company employee benefit plans and arrangements for which he is eligible in effect on the date hereof in which the Executive participates (including, but not limited to, any employee benefit pension plan, stock option plan, life insurance plan, vacation plan, disability plan, and the group health-and-accident and medical insurance plans) as such plans may continue or be altered by the Company Board of Directors from time to time at the Board’s discretion.

(e)	Vacation. The Executive shall be entitled to reasonable and customary vacation in each calendar year during the term of this Agreement, in accordance with the Company's present policies.

(f)
Services.  The Company shall furnish the Executive with office space, secretarial and administrative assistance, and such other facilities and services as shall be suitable to his position and adequate for the performance of his duties hereunder.

6.	Termination: This Agreement shall terminate upon the first to occur of the following:

(a)	The death of Executive;

(b)	The permanent disability of Executive, as defined in Paragraph 7(a)(vi);

(c)	Termination by Company "for cause" as defined in Paragraph 7(a)(i);

(d)
Termination by Company "without cause" or pursuant to a "Change in Control" as defined in Paragraph 7(a)(ii).  The Company reserves the right to terminate the Executive at any time, subject to the Company's obligation to pay the Executive Compensation as otherwise provided for herein; or

(e)	Termination by Executive, provided that Executive shall give not less than thirty (30) days' written notice of termination.

(f)	A significant reduction in executive duties or his reporting responsibilities to the Board of Directors shall be deemed a termination

7.
Compensation and Benefits in the Event of Termination or Acquisition of the Company.  In the event of the termination of the Executive’s employment by the Company during the term of this Agreement, compensation and benefits shall be paid as set forth below.

(a)	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)
As used in Paragraph 6(c), termination "for cause" shall include, but shall not be limited to, termination for Executive's use of illegal non-prescription drugs or drug or alcohol addiction; conviction of a felony; intentional breach of this Agreement by Executive; or willful negligence in carrying out the activities for which employed.  "For cause" is not intended to include disagreements over management philosophy or other such intangibles.

(ii)	“Change in Control” shall mean either:

(A)
A sale or other disposition of substantially all of the assets of Company or a sale or disposition of a majority of the issued and outstanding common stock of Company in a single transaction or in a series of transactions to a single person or entity or group of affiliated persons or entities who were not directors or shareholders of the Company prior to such transaction; or

(B)
A merger of consolidation of the Company with or into any other entity, if immediately after giving effect to such transaction more than fifty percent (50%) of the issued and outstanding common stock of the surviving entity of such transaction is held by a single person or entity or group of affiliated persons or entities who were not directors or shareholders of the Company prior to such transaction.

(C)	for purposes of this sub-paragraph (ii), the definition of “person” shall be as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934.

(iii)	“Compensation” shall mean the base salary provided for in Paragraph 5(a) hereof.

(iv)	“Coincident with” shall mean any time within nine months prior to the occurrence of a Change in Control of the Company.

(v)
“Date of Termination” shall mean (A) if the Executive’s employment is terminated by reason of his death, his date of death; (B) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties as provided under sub-paragraph (vi) of this paragraph (a)); or (C) if the Executive’s employment is terminated by action of either party for any other reason, the date specified in the Notice of Termination.

(vi)
“Disability” shall mean the Executive’s failure to satisfactorily perform his regular duties on behalf of the Company on a full-time basis for ninety (90) consecutive days or such lesser period of time as provided under the disability insurance policy provided through Company, by reason of the Executive’s incapacity due to physical or mental illness, except where within thirty (30) days after Notice of Termination is given following such absence, the Executive shall have returned to the satisfactory, full-time performance of such duties.  Any determination of Disability hereunder shall be made by the Board of Directors in good faith and on the basis of the certificates of a majority of at least three (3) qualified physicians chosen by it for such purpose, one (1) of whom shall be the Executive’s regular attending physician.

(vii)
“Notice of Termination” shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.  Any purported termination of the Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party.  Any purported termination of the Executive’s employment hereunder which is not effected in accordance with the foregoing shall be ineffective for purposes of this Agreement.

(viii)	“Retirement” shall mean termination of the Executive’s employment pursuant to the Company’s regular retirement policy applicable to the position held by the Executive at the time of such termination.

(b)
Termination or Failure to Extend by Company Not for Cause Prior to a Change of Control.  In the event the Executive’s employment hereunder is terminated by action of the Company without cause prior to, but not coincident with, a Change of Control, or this Agreement is not extended by the Company without cause prior to, but not coincident with, a Change in Control, the Executive shall be entitled to receive payments under this Agreement as though the Agreement was in effect through the end of the period set forth in Paragraph 2 hereof, including any automatic extensions in effect as of the date of such termination.  Any such payments due shall be paid on a monthly basis, subject to withholding and FICA and other applicable adjustments, in accordance with the normal payroll practices of the Company.  Executive acknowledges that such payments serve as total satisfaction of Executive’s claims under this Agreement.

(c)
Termination By the Company at any time For Cause or by the Executive Prior to a Change in Control.  In the event the Executive’s employment hereunder is terminated (A) by action of the Company for Cause either before, coincident with, or after a Change in Control; (B) by action of the Executive prior to, but not coincident with, a Change in Control; or (C) by reason of the Executive’s death, disability or retirement prior to a Change in Control, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):

(1)
The Executive’s base salary provided under Paragraph 5(a) through the last day of the month in which the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given (or death occurs), to the extent unpaid prior to such Date of Termination;

(2)	The pro rata portion of any incentive or bonus payment under Paragraph 5(b) which has been earned prior to the Date of Termination, to the extent unpaid prior to such date;

(3)
Any benefits to which the Executive (or his beneficiary) may be entitled as a result of such termination (or death), under the terms and conditions of the pertinent plans or arrangements in effect at the time of the Notice of Termination under Paragraph 5(d); and

(4)	Any amounts due the Executive with respect to paragraph (c) of Section 5 as of the Date of Termination.

(d)
Termination by Company Not For Cause Coincident With or Following a Change in Control or by Executive Coincident With or Following a Change in Control.  In the event that coincident with or following a Change in Control, the Executive’s employment hereunder is terminated or this Agreement is not extended (A) by action of the Executive coincident with or following a Change in Control including the Executive’s death, disability or retirement, or (B) by action of the Company not for cause coincident with or following a Change in Control, the Company shall pay and provide the Executive, subject to Company regulatory limitations, the compensation and benefits stipulated under sub-paragraph (c) immediately above; provided, however, in addition thereto, the following compensation and benefits shall be paid and provided the Executive:

The Company shall pay to the Executive in a lump sum, in cash, within 30 days following the Date of Termination or on the effective date of the Change in Control, whichever occurs later, an amount equal to 2.90 times the Compensation paid in the preceding calendar year, or scheduled to be paid to the Executive during the year of the Notice of Termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the lump sum amount so paid.

(e)
Continuation of Benefits.  Following the termination of Executive’s employment hereunder, the Executive shall have the right to continue in the Company’s group health insurance plan or other Company benefit program as may be required by COBRA or any other federal or state law or regulation.

(f)
Compensation During Disability.  In the event of the Executive’s failure to satisfactorily perform his duties hereunder on a full-time basis by reason of his incapacity due to physical or mental illness for any period not otherwise constituting Disability as defined under sub-paragraph (vi) of Paragraph 7(a) hereof, the Executive’s employment hereunder shall not be deemed terminated and he shall continue to receive the compensation and benefits provided under Paragraph 5 in accordance with the terms thereof.

8.
Withholding.  Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.  In lieu of withholding such amounts, the Company may accept other provisions, provided that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

9.
Notices.  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	President
Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway, Suite A
Knoxville, TN 37931

To the Executive:	Eric A. Wachter, Ph.D.
C/o Provectus Pharmaceuticals, Inc. 7327 Oak Ridge Highway
Knoxville, Tennessee 37931

10.
Successors:  Binding Agreement.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  For purposes of this Agreement, “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive’s estate.

11.
Modification, Waiver or Discharge.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized officer of the Company.  No waiver by either party hereto at anytime of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof had been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the right, duties or obligations that the Executive or the Company may have under any other written agreement between such parties, under any employee pension benefit plan or employee welfare benefit plan as defined under the Employee Retirement Income Security Act of 1974, as amended, and maintained by the Company, or under any established personnel practice or policy applicable to the Executive.

12.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee to the extent federal law does not apply.

13.
Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

14.	Miscellaneous.

(a)
No Adequate Remedy At Law; Costs to Prevailing Party.  The Company and the Executive recognize that each party may have no adequate remedy at law for breach by the other of any of the agreements contained herein, and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to injunctive relief or other appropriate remedy to enforce performance of such agreements.  In the event of a breach of this Agreement, then the prevailing party in any litigation instituted to enforce such breach shall have the right to recover from the losing party its costs related thereto, including legal fees, court costs, and any other reasonable expenses incurred.

(b)
Non-Assignability.  No right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or setoff in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.  Any of the foregoing to the contrary notwithstanding, this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, applicable to his estate.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company (by action of its duly authorized officers) have executed this Agreement as of the date first above written.

PROVECTUS PHAMACEUTICALS, INC.

	By:	/s/ Timothy C. Scott
Timothy C. Scott, Ph.D., President
Attest:

EXECUTIVE:

/s/ H. Craig Dees
H. Craig Dees, Ph.D., CEO